Exhibit 3.14

LIMITED LIABILITY COMPANY AGREEMENT

OF

SS&C TECHNOLOGIES CONNECTICUT, LLC

This Limited Liability Company Agreement (“Agreement”) is made as of August 27, 2009 by and between SS&C Technologies, Inc., a Delaware corporation, and SS&C Technologies Connecticut, LLC.

RECITALS:

A. SS&C Technologies Connecticut, LLC (the “Company”) is a newly formed limited liability company under the Connecticut Limited Liability Company Act, as amended from time to time, or any corresponding provision of any succeeding or successor acts of the State of Connecticut (the “Act”). The only member of the Company is SS&C Technologies, Inc. (“Member”). The Company’s Articles of Organization were filed with the Connecticut Secretary of State on August 27, 2009.

B. The Member desires to cause the business of the Company to be conducted under the terms and conditions hereinafter set forth.

NOW, THEREFORE, the Member hereby forms a limited liability company in effect as of the date hereof and as it may be amended from time to time, and hereby agrees as follows:

1. Name. The name of the limited liability company formed hereby is “SS&C Technologies Connecticut, LLC.” The Member hereby ratifies the formation of the Company under the Act. The actions of the Organizer named in the Articles of Organization in filing or causing to be filed with the Connecticut Secretary of State the Articles of Organization are hereby ratified and approved.

2. Principal Place of Business; Agent for Service of Process. The principal place of business of the Company is 80 Lamberton Road, Windsor, Connecticut, 06095. The name and address of the Company’s registered agent for service of process on the Company in the State of Connecticut is Corporation Service Company, having an address at 50 Weston Street, Hartford, CT 06120-1537.

3. Term The term of the Company shall commence as of the date of this Agreement and shall be perpetual, unless sooner terminated by this Agreement or by law.

4. Purpose: The purpose of the Company is to directly or indirectly acquire, hold and dispose of equity or debt interests and instruments from, and make loans to, affiliated companies. The business of the Company shall be to engage in all business and investment activities relating to the ownership, holding and disposition of such equity and debt interests, including loans.

5. Capital Contributions; Allocations and Distributions. Within 30 days of the execution of this Agreement, the Member will contribute and endorse over to the Company that certain promissory note issued by 3105198 Nova Scotia Company in the amount of CDN$70,465,500 as the Member’s initial capital contribution in exchange for 100 membership units in the Company. The Member may make, but is not obligated to make, such additional capital contributions to the Company as the Member, in its sole and absolute discretion, deems appropriate. All profits and losses of the Company shall be allocated to the Member, and all distributions by the Company shall be to the Member, all as determined by the Member, as described in Section 7.

6. Transfer of Company Interests. No sale, assignment, transfer, encumbrance or hypothecation shall be made by a Member of the whole or any part of such Member’s interest in the Company (including, but not limited to, its interest in the capital or profits of the Company) without the prior consent of the other Member(s), if any, which consent may be withheld in the sole and absolute discretion of the Member(s). Upon (i) the transfer of an interest in compliance with this Section 6, (ii) the execution and delivery to the Company of an agreement to be bound by the provisions of this Agreement duly signed by such transferee and (iii) compliance with any additional requirements set forth in the Act, the transferee shall be admitted as a substitute Member. Failing any of (i)-(iii), the Member remains the “Member” and the transferee will succeed to only an economic (non-voting) interest in the Company.

7. Management of the Company; Officer. The business and affairs of the Company shall be managed by the Member, unless the Articles of Organization are amended to provide for managers of the Company. Until such time, the Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Connecticut. The Member is hereby authorized to execute any and all documents, agreements, contracts and instruments on behalf of the Company which shall be valid and binding upon the Company. The Company shall reimburse the Member for any expenses paid or incurred by the Member in furtherance of its duties or pursuant to its rights and powers under this Agreement. From time to time, the Member may appoint officers of the Company, and such officers shall serve at the pleasure of the Member. Each officer shall have the authority, responsibilities and obligations set forth in the Member’s resolutions appointing such officer. If the authority, responsibilities and obligations of an officer are not set forth in the Member’s resolutions, then such officer shall have the authority, responsibilities and obligations of an officer of a Connecticut business corporation holding the same position.

8. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company.

9. Indemnification. If the Company has officers, such officers (including former officers, as applicable) shall be entitled to indemnification, and to have costs and fees of claims advanced, to the maximum extent to which they would be entitled to such indemnification and advances pursuant to the By-laws and Certificate of Incorporation of the

Member; provided that if the Act further limits such indemnification and advances, the officers shall be entitled to the indemnification and advances prescribed under the Act. If the Member is no longer associated with the Company, then the officers shall be entitled to indemnification and advances to the maximum extent permitted under the Act.

10. Tax Matters. Solely for all federal and state income tax purposes the Member intends that the Company will be disregarded as an entity separate from its Member; provided that this provision shall be inapplicable if and when there are two or more members. If deemed appropriate by the Member, the Company shall file such necessary and appropriate forms in furtherance of the preceding sentence.

11. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written election of the Member, (b) the bankruptcy or dissolution of the Member or the occurrence of any other event which terminates the continued membership of the Member in the Company under the Act, or (c) the entry of a decree of judicial dissolution. As soon as possible after the occurrence of any dissolution event described in this Section and the winding up of the Company’s affairs, the Company shall execute and file a Certificate of Cancellation and such other appropriate forms as may be prescribed by the Act.

12. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Connecticut, all rights and remedies being governed by said laws.

13. Amendments. This Agreement may be modified or amended only by an instrument signed in writing by the Member.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Limited Liability Company Agreement as of the date first above written.

SS&C TECHNOLOGIES CONNECTICUT, LLC
By:	a Connecticut limited liability company SS&C Technologies, Inc., a Delaware corporation Its Sole Member

	By:	/s/ Patrick Pedonti
	Name:	Patrick Pedonti
	Title:	Managing Member

SS&C TECHNOLOGIES, INC. a Delaware corporation

By:	/s/ Patrick Pedonti
Name:	Patrick Pedonti
Title:	CFO